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                          IMMEDIATE ATTENTION REQUIRED

June 30, 2004

RE:      DUTCH TENDER OFFER BY GARTNER, INC.

Dear Plan Participant:

         The enclosed tender offer materials and a Direction Form require your immediate attention. Our records reflect that, as a participant in the Gartner, Inc. Savings and Investment Plan (the "Plan"), all or a portion of your individual account is invested in the Gartner Stock Fund (the "Stock Fund").

         The tender offer materials describe an offer by Gartner, Inc. to purchase up to 5,505,305 shares of its Class B Common Stock ("Class B Shares") and 11,298,630 shares of its Class A Common Stock ("Class A Shares") at a price of not less than $12.50 and not greater than $13.50 per share. The Stock Fund within the Plan holds only Class A Shares, and this letter and the enclosed Direction Form relate only to that class of stock. As described below, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the Plan, concerning whether to tender Class A Shares attributable to your individual account under the Plan, and at what price or prices.

         YOU WILL NEED TO COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY INSTITUTIONAL RETIREMENT SERVICES COMPANY IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY 4:00 P.M., EASTERN TIME, ON TUESDAY, JULY 27, 2004, UNLESS THE TENDER OFFER IS EXTENDED, IN WHICH CASE THE DEADLINE FOR RECEIPT OF INSTRUCTIONS WILL BE THREE BUSINESS DAYS PRIOR TO THE TERMINATION DATE OF THE OFFER, IF FEASIBLE. DIRECTIONS VIA FACSIMILE WILL NOT BE ACCEPTED.

         The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase enclosed with this letter.

BACKGROUND

         Gartner, Inc. (the "Company") has made a tender offer to purchase up to 26,000,000 shares including up to 5,505,305 shares of Class B Common Stock and up to 11,298,630 shares of Class A Common Stock at prices not less than $12.50 nor greater than $13.50 per share. The enclosed Offer to Purchase dated June 22, 2004 (the "Offer to Purchase") sets forth the objectives, terms and conditions of the tender offer (the "Offer") and is being provided to all of the Company's shareholders.


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         The Company's Offer to Purchase extends to the Class A Shares held by the Plan. As of June 23, 2004, the Plan held approximately 343,729 Class A Shares. Only Fidelity, as trustee of the Plan, can tender these Class A Shares in the Offer. Nonetheless, as a participant under the Plan, you have the right to direct Fidelity whether or not to tender some or all of the Class A Shares attributable to your individual account in the Plan, and at what price or prices. Unless otherwise required by applicable law (discussed below), Fidelity will tender Class A Shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender Class A Shares attributable to participant accounts for which it does not receive timely instructions. IF YOU DO NOT COMPLETE THE ENCLOSED DIRECTION FORM AND RETURN IT TO FIDELITY ON A TIMELY BASIS, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OFFER AND NO CLASS A SHARES ATTRIBUTABLE TO YOUR PLAN ACCOUNT WILL BE TENDERED.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

         The enclosed Direction Form allows you to specify the percentage of your Stock Fund you wish to tender and the price or prices at which you want to tender. As detailed below, when Fidelity tenders Class A Shares on behalf of the Plan, we may be required to make the tender on terms different than are set forth on your Direction Form.

         The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the trust agreement between the Company and Fidelity prohibit the sale of Class A Shares to the Company for less than "adequate consideration" which is defined by ERISA for a publicly traded security as the prevailing market price on a national securities exchange. Fidelity will determine "adequate consideration" based on the prevailing or closing market price of the Class A Shares on the New York Stock Exchange on or about the date the Class A Shares are tendered by Fidelity (the "prevailing market price"). Accordingly, depending on the prevailing market price of the Class A Shares on such date, Fidelity may be unable to tender Class A Shares at certain directed prices within the offered range. Fidelity will tender or not tender Class A Shares as follows:

- If the prevailing market price is greater than the price at which you direct the Class A Shares be tendered but within the range of $12.50 to $13.50, Fidelity will follow your directions regarding the percentage of Class A Shares to be tendered, but will increase the price at which such Class A Shares are to be tendered to the prevailing market price.

- If the prevailing market price is greater than the maximum tender price offered by the Company ($13.50 per share), notwithstanding your directions to tender Class A Shares in the Offer, the shares will not be tendered.

- If the prevailing market price is lower than the price at which you direct Class A Shares be tendered, notwithstanding the lower closing market price, Fidelity will follow your direction both as to percentage of Class A Shares to tender and as to the price at which such Class A Shares are tendered.


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-        Unless otherwise required by applicable law, Fidelity will not tender
         Class A Shares for which it has received no direction, or for which it has received a direction not to tender.

IT IS YOUR DECISION WHETHER TO TENDER

         Neither Fidelity nor the Company makes any recommendation as to whether to direct the tender of Class A Shares or whether to refrain from directing the tender of Class A Shares; THE DECISION ON WHETHER TO TENDER SHARES FROM YOUR PLAN ACCOUNT IS YOUR DECISION.

CONFIDENTIALITY

         To assure the confidentiality of your decision, Fidelity and its affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor its affiliates or agents will make your individual direction available to the Company.

PROCEDURE FOR DIRECTING TRUSTEE

         Enclosed is a Direction Form which should be completed and returned to Fidelity. Please note that the reverse side of the Direction Form indicates how many Class A Shares you have in your individual account as of June 23, 2004. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of Class A Shares attributable to your account as of July 27, 2004, or as of a later date if the Offer is extended.

         If you do not properly complete the Direction Form or do not return it by the deadline specified, such Class A Shares will be considered NOT TENDERED.

         To properly complete your Direction Form, you must do the following:

         (1) On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

         - CHECK BOX 1 if you DO NOT want the Class A Shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the Plan to continue holding such Class A Shares.

         - CHECK BOX 2 in all other cases and complete the table immediately below Box 2. Specify the percentage (in whole numbers) of Class A Shares attributable to your individual account that you want to tender at each price indicated.

                  You may direct the tender of Class A Shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of Class A Shares to be sold at each price by filling in the percentage of such Class A Shares on the line immediately before the price. Also, you may elect to accept the per Share Purchase Price resulting from the Dutch Auction tender process, which will result in receiving a price per Class A Share as low as $12.50 or as high as $13.50. Leave the line blank if you want no Class A Shares tendered at that price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be


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                  deemed to have instructed Fidelity NOT to tender the balance of the Class A Shares attributable to your individual account.

         (2)      Date and sign the Direction Form in the space provided.

         (3) Return the Direction Form in the enclosed return envelope so that it is received by Fidelity at the address on the return envelope (P.O. Box 9142, Hingham, MA 02043) not later than 4:00 P.M., Eastern time, on Tuesday, July 27, 2004, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity's tabulation agent at Tabulator, 60 Research Road, Hingham, MA 02043. Directions via facsimile will not be accepted.

         Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern time, on Tuesday, July 27, 2004 unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form which may be obtained by calling Fidelity at 1-800-421-3844. Upon receipt of a new, completed and signed Direction Form, your previous direction will be deemed canceled. You may direct the re-tendering of any Class A Shares attributable to your individual account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing tender as set forth in this letter.

         After the deadline above for returning the Direction Form to Fidelity, Fidelity and its affiliates or agents will complete the tabulation of all directions and Fidelity, as trustee, will tender the appropriate number of Class A Shares, as described in the "LIMITATIONS ON FOLLOWING YOUR DIRECTION" section above. Unless the Offer is terminated or amended in accordance with its terms, after the expiration date of the Offer the Company will determine the per Share purchase price (not less than $12.50 nor greater than $13.50) (the "Purchase Price"), that allows the Company to purchase 11,298,630 Class A Shares (or such lower number of Class A Shares as are properly tendered).

         The Company will then buy all such Class A Shares, up to 11,298,630, that were tendered at the Purchase Price or below. All participants who tender Class A Shares at or below the Purchase Price will receive the same per Share Purchase Price for Class A Shares accepted for purchase. If there is an excess of Class A Shares tendered over the exact number desired by the Company at the Purchase Price, Class A Shares tendered pursuant to the Offer may be subject to proration, as set forth in Section 1 of the Offer to Purchase. If you direct the tender of any Class A Shares attributable to your individual account at a price in excess of the Purchase Price as finally determined, or in the event of proration, those Class A Shares not purchased in the Offer will remain allocated to your individual account under the Plan.

         The preferential treatment of holders of fewer than 100 Class A Shares, as described in Section 1 of the Offer to Purchase, will not be afforded to participants in the Plan, regardless of the number of Class A Shares held within their individual accounts. Additionally, the conditional tender of Class A Shares, as described in Section 6 of the Offer to Purchase, will not be afforded to participants in the Plan.


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EFFECT OF TENDER ON YOUR ACCOUNT

         PLAN LEVEL FREEZE

         As of 4:00 p.m. Eastern time, on Tuesday, July 27, 2004, certain transactions involving the Stock Fund will be frozen for three business days for ALL participants. Since transaction requests received after 4:00 p.m. Eastern time are not processed until the following business day, for those participants who do not tender, requests for exchanges out of the Stock Fund will be available on Monday, August 2, 2004, and all requests received before 4:00 p.m. Eastern time will be processed that business day. During all three business days, all exchanges, loans and withdrawals from the Stock Fund will be prohibited. Balances in the Stock Fund will be utilized to calculate amounts eligible for loans throughout the freeze of the Stock Fund. Contributions to and exchanges from other investment options into the Stock Fund may continue throughout the tender offer and will be unaffected by the freeze. You can call Fidelity at 1-800-421-3844 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

         If you have directed Fidelity to tender some OR all of your Class A Shares, the freeze involving the Stock Fund will continue until all processing related to the Offer has been completed, unless the Offer is terminated or extended. In the event that the Offer is extended, if feasible the freeze on these transactions involving the Stock Fund will be temporarily lifted until three days prior to the new expiration date of the Offer, as extended, at which time a new freeze on these transactions involving the Stock Fund will commence. You can call Fidelity at 1-800-421-3844 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

         If you did not provide any direction to Fidelity, or directed Fidelity to NOT tender ANY of your Class A Shares, the freeze will be lifted in your account and you will again be able to execute all Stock Fund transactions, subject to Plan rules, as of Monday, August 2, 2004. In the event that the Offer is extended, a new freeze on these transactions involving the Stock Fund will commence three business days prior to the new expiration date of the Offer, as extended, and will be lifted on the business day following the expiration date of the Offer. You can call Fidelity at 1-800-421-3844 to obtain updated information on expiration dates, deadlines and Stock Fund freezes.

INVESTMENT OF PROCEEDS

         For any Class A Shares in the Plan that are tendered and purchased by the Company, the Company will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN.

         Fidelity will invest proceeds received with respect to Class A Shares attributable to your account in the Fidelity Freedom 2000 Fund as soon as administratively possible after receipt of proceeds. Fidelity anticipates that the processing will be completed five to seven business days after receipt of these proceeds. You may call Fidelity at 1-800-421-3844 after the reinvestment is


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complete to learn the effect of the tender on your account or to have the proceeds from the sale of Class A Shares which were invested in the Fidelity Freedom 2000 Fund invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

         If you hold Class A or Class B Shares outside of the Plan, you will receive, under separate cover, tender offer materials to be used to tender those Shares. THOSE TENDER OFFER MATERIALS MAY NOT BE USED TO DIRECT FIDELITY TO TENDER OR NOT TENDER THE CLASS A SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE PLAN. The direction to tender or not tender Class A Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Direction Form may not be used to tender non-Plan Class A or Class B Shares held outside of the Plan.

INSIDER TRADING RULES

         The Company has advised Fidelity regarding the Company's Insider Trading Policy. As you review these materials and determine whether you intend to tender Class A Shares, keep in mind this policy. Under this Policy, there is currently a blackout period in place pending release by the Company of its second quarter earnings. During this Insider Trading blackout period, certain employees of the Company (and its affiliated corporations) are precluded entirely from buying or selling Gartner, Inc. stock until two full trading days after the release of the earnings. The policy imposes limitations upon other employees of the Company (and its affiliated corporations) during that same period. The Insider Trading blackout period will end at 9:30 a.m. Eastern time, on July 27, 2004. If you have specific questions about how the Insider Trading Policy affects you with respect to the tender offer, you should contact Kevin Feeney at the Company at 203-316-6684.

FURTHER INFORMATION

         If you require additional information concerning the procedure to tender Class A Shares attributable to your individual account under the Plan, please contact Fidelity at 1-800-421-3844. If you require additional information concerning the terms and conditions of the Offer, please call Georgeson Shareholder Communications Inc., the Information Agent, toll free at 1-888-279-4024.

                                    Sincerely,

                                    Fidelity Management Trust Company